    As filed with the Securities and Exchange Commission on November 22, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                 -------------------

                                    AMENDMENT NO. 2

                                    SCHEDULE 13E-3
                           RULE 13E-3 TRANSACTION STATEMENT
          (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                             DATALOGIX INTERNATIONAL INC.
                                   (Name of Issuer)

                                 -------------------

                             DATALOGIX INTERNATIONAL INC.
                            DELPHI ACQUISITION CORPORATION
                                  ORACLE CORPORATION
                         (Name of Person(s) Filing Statement)




                                 -------------------

                       COMMON STOCK, PAR VALUE $0.01 PER SHARE
                            (Title of Class of Securities)

                                 -------------------

                                      237923107
                        (CUSIP Number of Class of Securities)

                                 -------------------

     RAYMOND L. OCAMPO JR.                         RAYMOND V. SOZZI
    SENIOR VICE PRESIDENT,              PRESIDENT, CHIEF OPERATING OFFICER AND
  GENERAL COUNSEL AND SECRETARY             ACTING CHIEF EXECUTIVE OFFICER
      ORACLE CORPORATION                     DATALOGIX INTERNATIONAL INC.
      500 ORACLE PARKWAY                        100 SUMMITT LAKE DRIVE
 REDWOOD CITY, CALIFORNIA 94065                   VALHALLA, NY 10595

                                 -------------------

     (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of Person(s) Filing Statement)

                                 -------------------

                                      COPIES TO:
     DONALD M. KELLER, JR.                         CHRISTOPHER E. MANNO
      VENTURE LAW GROUP                          WILLKIE FARR & GALLAGHER
   A PROFESSIONAL CORPORATION                       ONE CITICORP CENTER
     2800 SAND HILL ROAD                              153 53RD STREET
   MENLO PARK, CALIFORNIA 94025                  NEW YORK, NY 10022-4677
       (415) 854-4488                                 (212) 821-8000

                                 -------------------

This statement is filed in connection with (check appropriate box):
  a.     /X/  The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
  b.     / /  The filing of a registration statement under the Securities Act of
              1933.
  c.     / /  A Tender Offer
  d.     / /  None of the above.
Check the following box if the soliciting materials or information statement referred to in check box (a) are preliminary copies: /X/

                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
         TRANSACTION VALUATION (1)          AMOUNT OF FILING FEE (1)
              $89,468,216                          $17,894
--------------------------------------------------------------------------------

(1) ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE FILING FEE AND BASED, PURSUANT TO RULE 0-11 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), UPON THE PURCHASE OF 11,183,527 SHARES OF COMMON STOCK OUTSTANDING AS OF SEPTEMBER 19, 1996 (CONSISTING OF 10,145,489 SHARES ISSUED AND OUTSTANDING (EXCLUDING 1,566,287 SHARES HELD BY ORACLE CORPORATION), 1,015,038 SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF OUTSTANDING OPTIONS, AND 23,000 SHARES TO BE ISSUED UNDER THE COMPANY'S 1995 EMPLOYEE STOCK PURCHASE PLAN), AT A PURCHASE PRICE OF $8.00 PER SHARE.
     ALSO IN ACCORDANCE WITH RULE 0-11 UNDER THE ACT, THE FILING FEE IS DETERMINED BY MULTIPLYING THE TRANSACTION VALUATION BY ONE-FIFTIETH OF ONE PERCENT.

/X/ CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE O-11(A)(2)
    AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount Previously Paid: $17,894      Filing Party: Datalogix International Inc.
Form or Registration No.: Proxy
Statement File No. 000-26000         Date Filed: October 10, 1996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    EXPLANATORY NOTE

     This Amendment No. 2 to the Transaction Statement on Schedule 13E-3 of Datalogix International Inc., Delphi Acquisition Corporation and Oracle Corporation is being made solely for the purpose of filing in electronic format via EDGAR the exhibits attached thereto, which were previously filed in paper format under Form SE pursuant to a temporary hardship exemption under Rule 201 of Regulation S-T. No changes have been made to the content of the Transaction Statement.

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




November 22, 1996                     ORACLE CORPORATION



                                       By:    /s/ David J. Roux
                                             ----------------------------
                                       Name:     David J. Roux
                                       Title:    Executive Vice President,
                                                 Corporate Development


November 22, 1996                      DELPHI ACQUISITION CORPORATION



                                       By:    /s/ Thomas Theodores
                                             ----------------------------
                                       Name:     Thomas Theodores
                                       Title:    Vice President and Secretary


November 22, 1996                      DATALOGIX INTERNATIONAL INC.



                                       By: /s/ Raymond V. Sozzi
                                          --------------------------------
                                       Name:    Raymond V. Sozzi
                                       Title:   President, Chief Operating
                                                Officer and Acting Chief
                                                Executive Officer

                                    EXHIBIT INDEX


    EXHIBIT
    NUMBER                        EXHIBIT                          PAGE NUMBER
   --------                       -------                         -------------

    (a)..........  Not applicable



    (b)..........  Exhibit (b)(1) Opinion of Financial Advisor
                   (incorporated by reference to ANNEX B to the Proxy Statement attached hereto as Exhibit
                   (d)(1))*


                   Exhibit (b)(2) Robertson Stephens materials dated September 5, 1996**

                   Exhibit (b)(3) Robertson Stephens presentation dated September 5, 1996**

    (c)..........  Exhibit (c)(1)  Agreement and Plan of Merger
                   dated September 24, 1996, among Datalogix
                   International Inc., Oracle Acquisition
                   Corporation and Oracle Corporation, as
                   amended by Amendment No. 1 thereto dated as of October 8, 1996 (incorporated by reference to ANNEX A to the Proxy Statement attached hereto as Exhibit (d)(1))*

                   Exhibit (c)(2) Purchase Agreement dated
                   September 6, 1994 between Oracle Corporation and Datalogix International Inc. (incorporated by reference to the Registration Statement of Datalogix International Inc. on Form S-1 (File No. 33-91746) as declared effective by the Securities and Exchange Commission on June 15, 1995).*

                   Exhibit (c)(3) Registration Rights Agreement dated October 29, 1992, as amended and restated as of June 30, 1993 and as of September 6, 1994, among Datalogix
                   International Inc. and certain of its
                   shareholders (incorporated by reference to the Registration Statement of Datalogix
                   International Inc. on Form S-1 (File No.
                   33-91746) as declared effective by the
                   Securities and Exchange Commission on
                   June 15, 1995.*

                   Exhibit (c)(4) Employment Agreement dated as of June 28, 1996, as amended on July 30, 1996 and on September 13, 1996 between Datalogix
                   International Inc. and Raymond V. Sozzi.*

                   Exhibit (c)(5) The Rights Agreement dated as of August 27, 1996 between Datalogix International Inc. and The First National Bank of Boston, as Rights Agent, as amended by Amendment No. 1 thereto dated as of September 24, 1996 (incorporated by reference to the Current Reports on Form 8-K filed by Datalogix International Inc. with the Securities and Exchange Commission on
                   August 28, 1996 and September 26, 1996).*

    (d)..........  Exhibit (d)(1) Preliminary copy of Letter to
                   Stockholders, Notice of Special Meeting of
                   Stockholders, Proxy Statement and form of Proxy for the Special Meeting of Stockholders of Datalogix International Inc. to be held on _________, 1996*

    EXHIBIT
    NUMBER                        EXHIBIT                          PAGE NUMBER
   --------                       -------                         -------------



    (e)..........  Exhibit (e)(1) Sections of the New York
                   Business Corporation Law (incorporated by reference to ANNEX C to the Proxy Statement attached hereto as Exhibit (d)(1))*

    (f)..........  Not applicable


-------------------
 * Previously filed.
** Confirming copy being filed electronically herewith; previously filed in paper format pursuant to a temporary hardship exemption on Form SE.